Exhibit 10.10
Loan Agreement

Party A (creditor):	Dingyou Zhang

Party B (debtor):	Linyin Hengchang Brewer’s Malt Co., Ltd. (“Company”)

Party A and B have reached an agreement through friendly consultation to conclude the following contract:

Article I:	Loan Amount

RMB Eleven million four hundred and sixty eight thousands only (￥11,468,000).

Article 2:	Purpose
The loan under the Agreement shall be used to set up the canning line of the Company.

Article 3:	Interest Rate and Repayment
Party A agrees to lend money to Party B with no interest.

Article 4:	Term
The term of the loan under the Agreement shall start from June 1, 2010 and is due upon Party A’s request. Party B is responsible to make the repayment. But the financial situation of the Company shall be taken into consideration when Party A requests for repayment.

Article 6:	Rights and Obligations
1.	Party A shall provide the agreed loan amount to Party B by installments by June 30, 2010.
2.	Party A has the right to monitor Party B on using the loan according to the purpose as agreed in Article 2 of the Agreement.

Article 7:	Breach of Agreement
1.	If Party A fails to provide agreed amount on time, Party A shall be responsible for the liquidated damages, the amount of which shall be 0.05% of un-provided amount under the Agreement.
2.	If Party B fails to comply with the purpose as agreed in Article 2 of the Agreement, Party A shall be entitled to collect the repayment ahead of schedule.

Article 8:	Dispute Resolution
Any dispute occurred due to or related to this Agreement shall be resolved through consultation by both parties. If consultation fails, each party is allowed to file a law suit with local court where the Agreement is signed.

Article 9:	The Agreement is prepared in duplicate, one for Party A and another for Party B.

Party A :	/s/ Dingyou Zhang	Party B: (Sealed)	Linyin Hengchang Brewer’s Malt Co., Ltd.

	Dingyou Zhang		Linyin Hengchang Brewer’s Malt Co., Ltd.

Date: June 1,2010		Date: June 1,2010